Exhibit 10.2

ACE Limited

Outside Directors Compensation Parameters

August 2011

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Annual Retainer Fee of $230,000. Paid $140,000 in restricted stock and $90,000 cash or, at the election of the director, $230,000 in restricted stock. Includes expectation of service on up to two committees (not counting service on Executive Committee). No fees are payable for regular board or committee meetings.

•	Annual premiums for committee chairs and lead director:

—	Audit—$25,000

—	Compensation—$20,000

—	Risk & Finance—$15,000

—	Nominating & Governance—$12,000

—	Lead director—$50,000

•	Annual premiums for selected committee service (non-chair): None.

•	Committee chair and lead director service premiums are payable in cash quarterly or, at the election of the director, in restricted stock annually.

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Meeting fees for “special” meetings (required to consider transactions or other special circumstances, as determined jointly by the Lead Director and Chairman): $2,000 per telephone meeting, $3,000 for ‘in person’ meetings. Payable in cash quarterly.

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Restricted stock will be awarded at beginning of the plan year (i.e. the date of the Annual General Meeting) and become non-forfeitable at end of the plan year, provided that the grantee has remained an ACE director continuously during that plan year. Increases shall be paid on a pro-rated basis, based on date of award.

•	Equity ownership maintenance for outside directors:

•	Minimum equity ownership: $400,000.

•	Each Outside Director has until the fifth anniversary of his or her initial election to the Board of Directors to achieve this minimum.

•	Previously granted restricted stock units (whether or not vested) and restricted stock (whether or not vested) shall be counted toward achieving this minimum.

•	Stock options shall not be counted toward achieving this minimum.

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Once a given Outside Director has achieved the $400,000 minimum equity ownership, such requirement shall remain satisfied going forward as long as he or she retains the number of shares valued at $400,000 based on the NYSE closing price for the Company’s Common Shares as of the date such minimum threshold is initially met.

•	Any vested shares held by an Outside Director in excess of the minimum share equivalent specified above may be sold at such Outside Director’s discretion.

•	Shares may be sold after consultation with General Counsel.